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                                                                     EXHIBIT 5.1


                   [Letterhead of Pillsbury Madison & Sutro]





                                   January 24, 1995




Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California 94901

Ladies and Gentlemen:

    With reference to the Registration Statement on Form S-4 filed by Westamerica Bancorporation, a California corporation ("WABC"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 440,000 shares of WABC Common Stock, no par value (the "Shares"), to be issued in connection with the merger contemplated by the Agreement and Plan of Reorganization dated as of December 8, 1994 (the "Agreement"), among WABC, North Bay Bancorp, a California corporation ("North Bay"), and Novato National Bank, a national banking association, and a related Agreement of Merger between WABC and North Bay (the "Merger Agreement," and collectively with the Agreement, the "Agreements") which Agreements are described therein and filed as an exhibit thereto:

     We are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Agreements, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Proxy Statement/Prospectus included therein.

                                       Very truly yours,

                                       /s/PILLSBURY MADISON & SUTRO


[E-4743]